Exhibit 99.3

Terayon Adds Four New Members to its Expanding Partner
Program

New Members Expand Terayon’s Solutions Offerings for
Broadcasters, Programmers and Network Operators

Santa Clara, California – April 19, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced that it has added four more members to its Terayon Partner Program.

     The new members are: Chyron, a leader in broadcast television graphics software and hardware; Concurrent, a leader in digital on-demand systems; Latens, a leader in content and revenue protection systems; and Miranda Technologies, a leader in video infrastructure products and solutions.

     “Our Terayon Partners Program is designed to help broadcasters, programmers and network operators evolve to all-digital networks with the simplicity and reliability of tested, certified solutions,” said Jerry Chase, CEO of Terayon. “With the addition of Chyron, Concurrent, Latens and Miranda, we can provide customers with the resources they need to maximize the revenue generating and promotional value of all-digital networks.”

What Terayon’s New Partners are Saying

•	“As technology changes viewing options, the advertising and branding importance of graphics overlays is increasing,” said Rich Hajdu, vice president, sales and marketing, Chyron. “By working with Terayon, we can provide the kind of innovative, best-of-breed solutions broadcasters need to capitalize on the value of such features as animated graphics, crawls, tickers, L-bars and video overlays.”

•	“Video-on-demand has become a significant product offering for service providers,” said Gary Brust, vice president, worldwide sales, Concurrent. “Consumers demand an enriching experience with access to a wide variety of programs with an easy-to-use and convenient delivery model. Concurrent’s industry-leading MediaHawk™ on-demand platform, with its reliable, proven technology and open standards-based architecture, is an ideal solution for today’s stringent on-demand applications. The Terayon-Concurrent partnership will enable service providers to deliver captivating programming with value-added features that enhance navigation, improve convenience and drive overall consumer satisfaction.”

•	“The Terayon Partner Program makes it easier for operators to choose best of breed solutions in their all-digital networks,” says Andy Mathieson, Director, Latens. “Our membership in the Terayon program means that Latens’ next generation security systems and Terayon’s CherryPicker can jointly ensure that operators can both maximize revenues and ensure that those revenues are protected.”

•	“The migration to all-digital offers significant possibilities for broadcasters in such areas as localization and customization of content to match viewer demographics,” said Michel Proulx, senior vice president, product development, Miranda Technologies. “The combination of Terayon’s DMGO technology and our industry-leading Oxtel series channel branding products will help broadcasters use those capabilities to expand their branding and explore lucrative new advertising opportunities.”

Terayon Partner Program Overview

     The Terayon Partner Program consists of three categories: Solutions Partners; Authorized Resellers; and Technology Partners. In all cases, Terayon works closely with its partners to develop optimal solutions for customers. Terayon Partner Program members include a broad range of industry leaders, such as ADB, Adtec, Aviva, Capella, C-COR, Chyron, Concurrent, Digital Fountain, EVS, Harmonic, Latens, Miranda Technologies, Modulus Video, NDS, SeaChange International, SEG, TANDBERG Television and Triveni Digital. Additional information on the Terayon Partner Program is available at www.terayon.com/partners or by email at partners@terayon.com

     About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

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Press Contacts:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including Terayon’s 10-K for the year ended Dec. 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.